UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2009

Orchid Cellmark Inc.

(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 25, 2009, George H. Poste, DVM, Ph.D. notified Orchid Cellmark Inc. (the “Company”) that he will not stand for re-election to the Company’s Board of Directors at the Company’s 2009 annual meeting of stockholders to be held on October 7, 2009 (the “Annual Meeting”) and resigned as a Director and as the Chairman of the Company’s Board of Directors effective August 25, 2009. Dr. Poste’s decision was not due to any disagreement on any matters relating to the Company’s operations, policies or practices.

Dr. Poste has served as a member of the Company’s Board of Directors since March 2000 and as Chairman of the Company’s Board of Directors since 2002. The Company’s Board of Directors and management team wish to express their gratitude and appreciation to Dr. Poste for his years of commitment and dedication in serving the Company and its stockholders and wish him much success in his future endeavors.

As a result of Dr. Poste’s decision not to stand for re-election and resignation, the Company’s Board of Directors appointed James Beery Chairman of the Company’s Board of Directors as of August 25, 2009. The Company has also initiated a search for candidates who could assist the Company in advancing its objectives and are otherwise appropriately qualified to serve on the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orchid Cellmark Inc.

Date: August 31, 2009	By:	/s/ Thomas Bologna
	Name:	Thomas Bologna
	Title:	President and Chief Executive Officer